Press Release

Spirit Realty Capital Sets Record Date and Distribution Date for Spin-Off of Spirit MTA REIT
DALLAS, Texas, May 1, 2018 -- Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”) announced today that its Board of Directors has formally declared the distribution of common stock of Spirit MTA REIT (“SMTA”) in connection with the spin-off of SMTA from Spirit Realty Capital, Inc. Following the distribution, SMTA will be an independent, publicly-traded real estate investment trust (“REIT”) that owns the assets that collateralize Master Trust 2014 (a stand-alone asset-backed securitization program), substantially all the properties leased to Shopko Retail Shops Holding Corp. (“Shopko”) and certain of its affiliates, as well as certain other assets.
The distribution will be made on or about May 31, 2018 (the “Distribution Date”) to Spirit stockholders of record (“SRC Record Holders”) as of 5:00 PM Eastern Time on May 18, 2018 (the “Record Date”).
On the Distribution Date, the Company will distribute all of the SMTA common stock to SRC Record Holders. Each SRC Record Holder will receive one share of SMTA common stock for every ten shares of Spirit common stock held on the Record Date. SRC Record Holders are not required to take any action to receive SMTA common stock in the distribution and they will not be required to surrender or exchange their Spirit stock. On the first trading date after the Distribution Date, June 1, 2018, Spirit Realty Capital, Inc.’s shares of common stock will continue to trade on the NYSE under the ticker symbol “SRC,” and Spirit MTA REIT’s common stock will commence trading on the NYSE under the ticker symbol “SMTA.”
The distribution remains subject to the Securities and Exchange Commission (the “SEC”) declaring effective Spirit MTA REIT’s registration statement on Form 10, which Spirit expects to occur in the coming days, and certain other customary conditions.
A presentation containing more information regarding the spin-off of Spirit MTA REIT will be available shortly on Spirit Realty Capital Inc.’s website, www.spiritrealty.com, in the “Investor Relations” Section.
Trading Before the Distribution Date
The New York Stock Exchange (“NYSE”) has informed the Company that, in connection with the spin-off, there will be three trading markets expected to begin on May 17, 2018 and to continue through and including May 31, 2018:
•In the “regular way” market (NYSE: SRC), shares of Spirit Realty Capital, Inc. common stock will trade with the right to the Spirit MTA REIT common shares distributed on the Distribution Date.
•In the “ex-distribution” market (NYSE: SRC WI), shares of Spirit Realty Capital, Inc. common stock will trade without the right to the Spirit MTA REIT common stock distributed on the Distribution Date.
•In the “when-issued” market (NYSE: SMTA WI), the right to the Spirit MTA REIT common stock distributed on the Distribution Date will trade.
Spirit stockholders are urged to consult their financial advisors and tax advisors regarding the particular consequences of the distribution in their situation, including, without limitation, the specific implications of selling Spirit common stock on or prior to the Distribution Date and the applicability and effect of any U.S. federal, state, local and foreign tax laws.

ABOUT SPIRIT REALTY
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial, office and data center properties providing steady dividend growth for our shareholders.
As of March 31, 2018, our diversified portfolio was comprised of 2,446 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 48.3 million square feet, are leased to approximately 417 tenants across 49 states and 32 industries.
Forward-looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as "expect," "plan," "will," "estimate," "project," "intend," "believe," "guidance," and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit's continued ability to source new investments, risks associated with using debt to fund Spirit's business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants' financial condition and operating performance, and competition from other developers, owners and operators of real estate), the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers, potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, risks and uncertainties related to the completion and timing of Spirit's proposed spin-off of assets that collateralize Master Trust 2014, substantially all the properties leased to Shopko and certain of its affiliates, as well as certain other assets, and the impact of the spin-off on Spirit's business, and other additional risks discussed in Spirit's most recent filings with the SEC, including its Annual Report on Form 10-K, and in Spirit MTA REIT’s registration statement on Form 10, as amended. Spirit and Spirit MTA REIT expressly disclaim any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact:
(972) 476-1403
InvestorRelations@spiritrealty.com